Executive Management Changes at eMagin

  Reports preliminary revenue of $8 million for 2006 and Q1 guidance for over $3.5 million

Bellevue, Wash., Jan. 18, 2007 - eMagin's founder, Gary Jones, is leaving his roles of CEO and president, which he has held with the Company for over 15 years, but will continue to serve the Company as a consultant focused on current strategic partnerships and M&A opportunities. Dr. K. C. Park, executive vice president, has been appointed as interim CEO and president.

"We believe that the timing for this transition is good," Jones commented. "We've just delivered our highest revenue quarter and year. Preliminary results for the fourth quarter of 2006 show revenues of $2.6 million, up over 100% from $1.3 million in 2005. Preliminary full-year revenue for 2006 of $8.2 million reflects growth of 118% from $3.7 million in 2005. In addition, we anticipate this growth to continue through the first quarter of 2007 with early projections calling for over $3.5 million in revenue." He went on to note that eMagin's cash position has improved during the past quarter owing to customer prepayments, increased sales and short-term investments with $1.7 million in cash on December 31, 2006, but cash remains a significant risk factor for the company and shareholders.

Said Jones, "The Board and I appreciate Dr. Park's willingness to accept the responsibility of managing our day-to-day operations so that eMagin can continue moving forward while I focus primarily on our current partnership and M&A efforts. We continue to believe that it is important to accomplish a major partnership or acquisition to realize our growth potential. Despite excellent progress in manufacturing operations and sales, the company's current financial constraints drive this strategy".

"It has been a challenging and exciting road for eMagin," he concluded. "We developed award winning OLED display technology and personal display systems, while developing the emerging market for high-performance near-eye virtual imaging. We are now the microdisplay technology and high performance commercial-military near-eye market leader. Our displays have become a key component in many advanced new imaging products."

"Gary's vision and leadership in creating eMagin and building a world-class team have resulted in the world's best virtual imaging technology and products," said Rear Admiral Tom Paulsen, USN (Ret.), non-executive chairman of eMagin's Board of Directors. "I’m pleased that Gary has agreed to remain engaged with the management of the company through strategic planning and as chief negotiator in ongoing negotiations with potential strategic partners and acquisition efforts. His decision to agree to remain focused on eMagin's current M&A efforts is significant in helping to ensure that this legacy is fruitful. We are very fortunate to have, as part of the team Gary assembled, a leader in the display industry, Dr. K.C. Park, who is eminently qualified to manage the Company's continuing operations."

Dr. Park will also serve on eMagin's Board of Directors, from which Mr. Jones is departing. He has served as executive vice president of International Operations since 1998 and as president of eMagin's subsidiary, Virtual Vision, Inc., from 2002 to 2004. Earlier, with LG Electronics as an executive vice president and member of the Board, he built up LG's business in LCDs and PDPs, solidifying their world leadership position in flat-panel display products. At IBM, he managed flat panel display and semiconductor programs at the Watson Research Center; then served as director of Display Technology with worldwide responsibility at the IBM Corporate Headquarters, setting up technical operations in Korea as senior managing director. Dr. Park holds his Ph.D. in Solid-State Chemistry from the University of Minnesota and an MBA from New York University.

About eMagin Corporation
A leader in OLED microdisplay technology, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, N.Y.  System design facilities and sales and marketing are located in Bellevue, Wash. A sales office is also located in Japan.

Forward Looking Statements
Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company's control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company's periodic filings with the Securities and Exchange Commission. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact: Joe Runde, 425-749-3636, jrunde@emagin.com